EXHIBIT 10.7

HUDSON HIGHLAND GROUP, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2004, as Amended and Restated Effective January 1, 2005)

i

HUDSON HIGHLAND GROUP, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Article 1. Introduction

1.1. Title. The title of this Plan shall be the “Hudson Highland Group, Inc. Nonqualified Deferred Compensation Plan.” The Plan as amended and restated herein shall be effective as of January 1, 2005.

1.2. Purpose. This Plan shall constitute an unfunded nonqualified deferred compensation arrangement established for the purpose of providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of ERISA) of the Employers participating in the Plan, and to allow nonemployee directors of the Company to defer the receipt of some or all of their compensation for service on the Board. The Plan is maintained and administered for the benefit of selected employees of the Employers, including those whose benefits under the Savings Plan are restricted by certain limitations of the Code, and nonemployee directors of the Company.

Article 2. Definitions

“Account” means the Elective Deferrals Account, the Matching Contributions Account and/or the Profit Sharing Account maintained on behalf of a Participant.

“Beneficiary” means the Participant’s beneficiary designated pursuant to Section 9.5.

“Board” means the Company’s Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee consisting of the Executive Vice-President, Chief Administrative Officer and the Chief Financial Officer of the Company, or such other officers of the Company as shall be designated by the Board from time to time to administer the Plan.

“Company” means Hudson Highland Group, Inc., a Delaware corporation.

“Director” means a member of the Board.

“Effective Date” means May 1, 2004.

“Elective Deferrals” means the contributions made on behalf of a Participant pursuant to Section 4.1 or 4.2 of this Plan.

“Elective Deferrals Account” means the account maintained on behalf of each Participant which will represent the amount of Elective Deferrals made on behalf of such Participant pursuant to Section 4.1 or 4.2 of the Plan and the amount of deemed investment earnings and losses on such Participant’s Elective Deferrals.

“Eligible Employee” means an employee of an Employer who is eligible to participate in the Plan pursuant to Section 3.1.

“Employer” means the Company and each of its affiliates that with the consent of the Committee participates in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Matching Contributions” means the contributions made on behalf of a Participant pursuant to Section 5.1 of this Plan.

“Matching Contributions Account” means the account maintained on behalf of each Participant which will represent the amount of the Matching Contributions made on behalf of such Participant pursuant to Section 5.1 of the Plan and the amount of the deemed investment earnings and losses on such Participant’s Matching Contributions.

“Participant” means any Eligible Employee or Director who is participating in the Plan pursuant to Article 3.

“Permitted Investment” means such fund or type of investment as may be approved by the Committee from time to time for purposes of this Plan.

“Plan” means this “Hudson Highland Group, Inc. Nonqualified Deferred Compensation Plan,” as amended from time to time.

“Plan Year” means the calendar year.

“Profit Sharing Contributions” means the contributions made on behalf of a Participant pursuant to Section 6.1 of the Plan.

“Profit Sharing Contributions Account” means the account maintained on behalf of each Participant which will represent the amount of the Profit Sharing Contributions made on behalf of such Participant pursuant to Section 6.2 of the Plan and the amount of the deemed investment earnings and losses on such Participant’s Profit Sharing Contributions.

“Savings Plan” means the Hudson Highland Group, Inc. 401(k) Savings Plan, as amended from time to time.

“Unforeseeable Emergency” means (i) a severe financial hardship to a Participant resulting from an illness or accident of the Participant, or the spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) the loss of a Participant’s property due to casualty or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

“Valuation Date” means each day on which the Nasdaq National Market or the New York Stock Exchange is open.

Article 3. Eligibility

3.1. Eligible Employees. Each employee of an Employer shall be eligible to participate in the Plan for a Plan Year if, as of a date designated by the Committee, such employee:

(i)	is eligible to participate in the Savings Plan,

(ii)	is employed by an Employer in one of the following positions: (A) a Vice President or more senior position in the Corporate division of the Company, (B) a Regional Vice-President, Vice President (Staff) or more senior position in the Hudson division of the Company or (C) a Partner, Managing Partner, Vice President (Staff) or more senior position in the Highland division of the Company, and

(iii)	is notified by the Committee in writing of such employee’s eligibility to participate in the Plan;

provided, however, that only those employees of an Employer who are in a select group of management or are highly compensated (within the meaning of Title I of ERISA) may be designated as eligible to participate in this Plan.

3.2. Directors. Effective with respect to compensation earned after June 1, 2005, each Director shall be eligible to participate in the Plan.

Article 4. Elective Deferrals

4.1. Elective Deferral Election—Eligible Employees. Prior to the Effective Date and the first day of each Plan Year thereafter, each Eligible Employee shall be permitted to elect, in accordance with rules and procedures established by the Committee, that Elective Deferrals be credited to his or her Elective Deferrals Account in any one or more of the following amounts: (i) a whole percentage, not in excess of 25%, of such Participant’s base pay for such Plan Year, including base salary and advance draws on commissions, (ii) a whole percentage, not in excess of 100%, of such Participant’s annual bonus payable with respect to such Plan Year and (iii) a whole percentage, not in excess of 100%, of such Participant’s commissions payable with respect to such Plan Year (other than advance draws on commissions). In order to participate in the Plan for any subsequent Plan Year, an Eligible Employee must submit a new election within the designated election period occurring prior to the Plan Year for which the election is to be effective. In no event shall an election under the Plan apply to compensation payable for employment prior to the date on which such election is received by the Committee. Each Participant’s compensation shall be reduced by the amount of all Elective Deferrals made on his or her behalf. Subject to any applicable requirements and restrictions under the Code, the Committee also may permit each Participant to elect, in accordance with rules and procedures established by the Committee, that any amount required to be distributed to such Participant from the Savings Plan in order to satisfy the nondiscrimination requirements of Section 401(k)(3) or 401(m)(2) of the Code shall instead be distributed to the Company and an amount equal to the amount so distributed shall be credited to such Participant’s Elective Deferrals Account hereunder.

4.2. Elective Deferral Election—Directors. Prior to June 1, 2005 (with respect to the 2005 Plan Year) and prior to the first day of each Plan Year thereafter, each Director shall be permitted to elect, in accordance with rules and procedures established by the Committee, that Elective Deferrals be credited to his or her Elective Deferrals Account in a whole percentage, not in excess of 100%, of the cash retainer fees and meeting attendance fees payable to such Director for service during such Plan Year as a member of the Board or a committee of the Board. In order to participate in the Plan for any subsequent Plan Year, a Director must submit a new election within the designated election period occurring prior to the Plan Year for which the election is to be effective. In no event shall an election under the Plan apply to compensation payable for service prior to the date on which such election is received by the Committee. Each Director’s compensation shall be reduced by the amount of all Elective Deferrals made on his or her behalf.

4.3. Suspension of Deferral Election. A Participant may elect to suspend all future Elective Deferrals for a Plan Year upon a demonstration to the satisfaction of the Committee that the continuation of such Elective Deferrals for the remainder of the Plan Year would cause such Participant to suffer an Unforeseeable Emergency, as determined by the Committee in its sole discretion. A Participant who is permitted to suspend Elective Deferrals during a Plan Year shall not be permitted to resume Elective Deferrals under the Plan prior to the first day of the following Plan Year. No other changes may be made during a Plan Year to the percentage or amount of compensation subject to a Participant’s Elective Deferral election.

4.4. Elective Deferrals Account. The Committee shall establish and maintain an Elective Deferrals Account for each Participant who elects Elective Deferrals under this Article 4. The Participant’s Elective Deferrals Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of the Elective Deferrals credited hereunder on behalf of the Participant. The Company shall credit Elective Deferrals to a Participant’s Elective Deferral Account within a reasonable period following the date on which the Participant’s compensation is reduced by the amount of such Elective Deferral. The amount of any deemed investment earnings and losses on the amounts reflected in a Participant’s Elective Deferrals Account shall be credited or charged to his or her Elective Deferrals Account in accordance with Article 7.

4.5. Transfer of Elective Deferrals to Savings Plan. Prior to the Effective Date and the first day of each Plan Year thereafter, each Eligible Employee who elects to participate in the Plan shall be permitted to elect, in accordance with rules and procedures established by the Committee, that as of a date not later than two and one-half (2½) months after the end of such Plan Year, such Participant’s Elective Deferrals Account be reduced by an amount equal to the Maximum Permissible Contribution, as defined below, and that an amount equal to the Maximum Permissible Contribution be either (i) distributed to the Participant in cash or (ii) deferred as an Elective Deferral under the Savings Plan. For purposes of this Section 4.5, a Participant’s “Maximum Permissible Contribution” with respect to a Plan Year shall be an amount equal to the lesser of:

(a)	the maximum amount of Elective Deferrals which the Participant could elect for such Plan Year pursuant to the terms of the Savings Plan within the limits imposed under 402(g), 401(k)(3), 401(m)(2) and 401(a)(17) of the Code; and

(b)	the aggregate Elective Deferrals which the Participant elected under this Plan for such Plan Year.

A Participant’s election pursuant to this Section 4.5 with respect to a Plan Year shall be irrevocable. Directors shall not be eligible to make an election pursuant to this Section 4.5 with respect to Elective Deferrals made pursuant to Section 4.2.

Article 5. Matching Contributions

5.1. Matching Contributions. For each Plan Year, a Matching Contribution shall be credited to the Matching Contributions Account of each Eligible Employee who is a Participant in an amount equal to the excess of:

(a)	the amount of the Matching Contribution that would have been made on behalf of the Participant under the Savings Plan for such Plan Year with respect to the Elective Deferrals made pursuant to Section 4.1 hereof, including Elective Deferrals which the Participant elects to defer under the Savings Plan but excluding Elective Deferrals which the Participant elects to receive in cash, in either case pursuant to Section 4.5 of this Plan, determined as though all such Elective Deferrals had been made under the Savings Plan (i) without regard to the limits imposed under the Savings Plan to enable the Savings Plan to satisfy the nondiscrimination requirements of sections 401(k)(3) and 401(m)(2) of the Code, but (ii) subject to the limits under sections 401(a)(17), 402(g) and 415 of the Code, over

(b)	the amount of the Matching Contribution actually made for the Participant under the Savings Plan for such Plan Year.

Elective Deferrals on behalf of Directors pursuant to Section 4.2 shall not be eligible for Matching Contributions hereunder.

5.2. Matching Contributions Account. The Committee shall establish and maintain a Matching Contributions Account for each Participant who is entitled to receive Matching Contributions under this Article 5. The Participant’s Matching Contributions Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of the Matching Contributions credited hereunder on behalf of the Participant. The Company shall credit a Matching Contribution to a Participant’s Matching Contributions Account within a reasonable period following the end of the Plan Year for which such contribution is made. The amount of any deemed investment earnings and losses on the amounts reflected in a Participant’s Matching Contributions Account shall be credited or charged to his or her Matching Contributions Account in accordance with Article 7.

Article 6. Profit Sharing Contributions

6.1. Profit Sharing Contributions. For any one or more Plan Years, a Profit Sharing Contribution may be credited to the Profit Sharing Contributions Accounts maintained for the benefit of any one or more Participants, in such amount, if any, as the Board shall determine in its sole discretion. Such amount may, but need not, be an amount equal to the excess of (i) the amount of the Profit Sharing Contributions, if any, that would have been allocated to the Participant’s account under the Savings Plan for such Plan Year without regard to either or both of the limitations of sections 401(a)(17) and 415 of the Code over (ii) the amount of the Profit Sharing Contributions actually allocated to the Participant’s account under the Savings Plan for such Plan Year.

6.2. Profit Sharing Contributions Account. The Committee shall establish and maintain a Profit Sharing Contributions Account for each Participant who is entitled to receive Profit Sharing Contributions under this Article 6. The Participant’s Profit Sharing Contributions Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of the Profit Sharing Contributions credited hereunder on behalf of the Participant. The Company shall credit a Profit Sharing Contribution to a Participant’s Profit Sharing Contributions Account within a reasonable period following the end of the Plan Year for which such contribution is made. The amount of any deemed investment earnings and losses on the amounts reflected in a Participant’s Profit Sharing Contributions Account shall be credited or charged to his or her Profit Sharing Contributions Account in accordance with Article 7.

Article 7. Deemed Investment Earnings

7.1. Permitted Investments. Each Participant may designate from time to time, in accordance with rules and procedures established by the Committee, that all or a portion of his or her Accounts be deemed to be invested in one or more Permitted Investments.

7.2. Receipts. Each Participant’s Accounts shall be deemed to receive all interest, dividends, earnings and other property which would have been received with respect to a Permitted Investment deemed to be held in such Accounts if the Company actually owned such Permitted Investment. Cash deemed received with respect to a Permitted Investment shall be credited to the Accounts as of the date it would have been available for reinvestment if the Company actually owned the Permitted Investment.

7.3. Elections. All elections to be made by a Participant pursuant to this Article 7 shall be made only by such Participant; provided, that if such Participant dies before his or her entire Account balance is distributed pursuant to the terms of the Plan, or if the Committee determines that such Participant is legally incompetent or otherwise incapable of managing his or her own affairs, the Committee shall have the authority to itself make the elections pursuant to this Section 7.3 on behalf of such Participant, or designate such Participant’s designated Beneficiary, legal representative or some near relative of such Participant to make the elections pursuant to this Section 7.3 on behalf of such Participant.

7.4. Actual Investment Not Required. The Company need not actually make any Permitted Investment. If the Company should from time to time make any investment similar to a Permitted Investment, such investment shall be solely for the Company’s own account and the Participant shall have no right, title or interest therein. Accordingly, each Participant is solely an unsecured creditor of the Company with respect to any amount distributable to the Participant under the Plan.

Article 8. Establishment of Trust

8.1. Establishment of Trust. The Company may, in its sole discretion, establish a grantor trust (as described in section 671 of the Code) for the purpose of accumulating assets to provide for the obligations hereunder. The assets and income of such trust shall be subject to the claims of the general creditors of the Company. The establishment of such a trust shall not affect the Company’s liability to pay benefits hereunder except that any such liability shall be offset by any payments actually made to a Participant under such a trust. In the event such a trust is established, the amount to be contributed thereto shall be determined by the Company and the investment of such assets shall be made in accordance with the trust document.

8.2. Status of Trust. Participants shall have no direct or secured claim in any asset of the trust or in specific assets of the Company and will have the status of general unsecured creditors of the Company for any amounts due under this Plan.

Article 9. Vesting and Distributions

9.1. Vesting of Elective Deferrals Account. Each Participant shall at all times have a one hundred percent (100%) vested and nonforfeitable interest in his or her Elective Deferrals Account.

9.2. Vesting of Matching Contributions Account and Profit Sharing Account. Except as otherwise specified by the Board with respect to a Profit Sharing Contribution, each Participant shall become vested in his or her Matching Contributions Account and Profit Sharing Contributions Account at the same time and to the same extent as the Participant shall become vested in his or her Matching Contributions and Profit Sharing Contributions accounts under the Savings Plan. The unvested portion of a Participant’s Matching Contributions Account and Profit Sharing Account shall be immediately forfeited upon the termination of such Participant’s employment for any reason, and shall not thereafter be reallocated to the Accounts of any other Participants.

9.3. Timing of Distributions. If a Participant’s employment with all Employers or service on the Board terminates for any reason, including death, retirement, total and permanent disability, resignation or dismissal, the balance in the Participant’s Elective Deferral Account and the vested balance in the Participant’s Matching Contributions Account and Profit Sharing Account (determined as of the Valuation Date on or immediately preceding the date on which the distribution is processed) shall be paid or begin to be paid to the Participant (or, in the event of the Participant’s death, to his or her Beneficiary) six months after the last day of the Plan Year in which the Participant’s employment or service terminates.

9.4. Form of Distribution. The vested balance of a Participant’s Account shall be paid in the form of a lump sum cash payment unless the Participant submits an election to receive such payment in annual cash installments over a period elected by the Participant, which period shall be not less than two years nor more than five years in duration. Such election shall be submitted in accordance with procedures established by the Committee, and shall be effective only if submitted prior to the later of (i) the date on which the Participant makes his or her initial Elective Deferral Election under the Plan or (ii) January 1, 2006. The Participant’s Account

shall continue to be credited with earnings or losses pursuant to Article 7 until the balance of such Account has been paid in full. If a Participant dies before the vested balance of such Participant’s Account has been distributed to the Participant in full, the remaining vested balance of such Account shall be distributed to the Participant’s Beneficiary in a single lump sum cash payment as soon as administratively practicable after the end of the Plan Year in which the Participant’s death occurs.

9.5. Designation of Beneficiaries. Each Participant may name any one or more Beneficiaries (who may be named concurrently, contingently or successively) to whom the Participant’s Accounts under the Plan are to be paid if the Participant dies before such Accounts are fully distributed. Each such Beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named Beneficiary, and will be effective only when filed with the Committee during the Participant’s lifetime. If a Participant fails to designate a Beneficiary before his or her death, as provided above, or if the Beneficiary designated by a Participant dies before the date of the Participant’s death or before payment of the Participant’s Accounts, the Committee, in its discretion, may pay the Participant’s Accounts (a) to the surviving spouse of such deceased Participant, if any, or (b) if there shall be no surviving spouse, the surviving children of such deceased Participant, if any, in equal shares, or (c) if there shall be no surviving spouse or children, to the executors or administrators of the estate of such deceased Participant, or (d) if no executor or administrator shall have been appointed for the estate of such deceased Participant within six months from the date of the Participant’s death, to the person or persons who would be entitled under the intestate succession laws of the state of the Participant’s domicile to receive the Participant’s personal estate.

Article 10. Administration of the Plan

The Plan shall be administered by the Committee. The duties and authority of the Committee under the Plan shall include (a) the interpretation of the provisions of the Plan, (b) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (c) the making of such determinations as may be permitted or required pursuant to the Plan, and (d) the taking of such other actions as may be required for the proper administration of the Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each Participant, former Participant, designated Beneficiary, and each person claiming under or through any Participant or designated Beneficiary. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. A member of the Committee may be a Participant, but no member of the Committee may participate in any decision directly affecting his or her rights or the computation of his or her benefits under the Plan. Each determination required or permitted under the Plan shall be made by the Committee in its sole and absolute discretion. The members of the Committee may allocate their responsibilities and may designate any other person or committee, including employees of the Company, to carry out any of their responsibilities with respect to administration of the Plan. The claims procedure applicable to claims and appeals of denied claims under the Savings Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.

Article 11. Amendment and Termination

11.1. Amendment. The Company shall have the right to amend the Plan from time to time, except that no amendment shall reduce the amount credited to a Participant’s Account without the consent of such Participant or, if the Participant is deceased, his or her Beneficiary. Any Plan amendment shall be adopted by action of the Compensation Committee of the Board; provided, however, that the Company’s Executive Vice President, Chief Administrative Officer, shall, and hereby is, also authorized to amend the Plan, but only to the extent that such amendment: (i) is required or deemed advisable as the result of legislation or regulation; (ii) concerns solely routine ministerial or administrative matters; or (iii) is not routine, ministerial or administrative but does not materially increase any cost to the Employers.

11.2. Plan Termination. The Plan may be terminated at any time by action of the Compensation Committee of the Board in its sole discretion. Upon a termination of the Plan, all Accounts shall be paid to Participants and Beneficiaries pursuant to the terms of the Plan and the Participant elections thereunder; provided, however, that if the Plan is terminated in connection with a Change in Control Event, within the meaning of regulations or other guidance promulgated under section 409A of the Code, the Compensation Committee, as constituted immediately prior to such Change in Control Event, may elect, in its sole discretion, to pay out all Accounts to Participants and Beneficiaries within 12 months after the occurrence of such Change in Control Event. In no event shall the amount credited to a Participant’s Account be reduced as a result of a Plan termination without the consent of the Participant or, if the Participant is deceased, his or her Beneficiary.

Article 12. General Provisions

12.1. Non-Alienation of Benefits. A Participant’s rights to the amounts credited to his or her Accounts under the Plan shall not be salable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and shall not be liable or taken for any obligation of such person. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.

12.2. Withholding for Taxes. Notwithstanding anything contained in this Plan to the contrary, the Employers shall withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable State law for purposes of paying any tax attributable to any amounts distributable or creditable under the Plan. The Company may reduce a Participant’s Account to reflect employment taxes payable with respect to deferred compensation prior to termination of employment.

12.3. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company or any Participant, former Participant, designated Beneficiary, person claiming under or through any Participant or designated Beneficiary or other person interested or concerned in connection with any decision made by such member of the Committee pursuant to the Plan which was based upon any such information, report or opinion if such member of the Committee relied thereon in good faith.

12.4. Plan Not to Affect Employment or Director Relationship. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of any Employer to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time, for any reason or without cause, or entitle any Director to continued service on the Board. By accepting any payment under this Plan, each Participant, former Participant, designated Beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made under the Plan by the Committee.

12.5. Compliance With Section 409A of Code. This Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly. The Company’s Executive Vice President, Chief Administrative Officer shall have the discretion and authority to amend this Plan at any time to satisfy any requirements of section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.

12.6. Notices. Any notice required to be given by the Company or the Committee hereunder shall be in writing and shall be delivered in person or by U.S. mail, interoffice mail, express courier service or electronic mail, to the address set forth in the records of the Company.

12.7. Number; Headings. Wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of the Plan are inserted for convenience of reference and are not part of the Plan and are not to be considered in the construction thereof.

12.8. Controlling Law. The Plan shall be construed in accordance with the internal laws of the State of New York, to the extent not preempted by any applicable federal law.

12.9. Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise.

12.10. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.

IN WITNESS WHEREOF, Hudson Highland Group, Inc. has caused this Plan, as amended and restated herein, to be adopted by its duly authorized officer this      day of             , 2005.

HUDSON HIGHLAND GROUP, INC.

By: